Exhibit 10.1

FORBEARANCE AGREEMENT AND EIGHTH AMENDMENT
TO SECURED CREDIT AGREEMENT

This Forbearance Agreement and Eighth Amendment to Secured Credit Agreement (“Agreement”) is made as of March 31, 2022, by and among ADITXT, INC., a Delaware corporation (the “Lender”), CELLVERA GLOBAL HOLDINGS LLC, a Delaware limited liability company f/k/a AIPHARMA GLOBAL HOLDINGS LLC (“DE Topco”), CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED (“BVI Holdco”), Cellvera Asia Limited, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED (“HK Opco” and together with DE Topco and BVI Holdco, individually and collectively, the “Borrower”), CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED (“Guarantor” and together with Borrower, each a “Loan Party” and collectively “Loan Parties”):

Recitals

A. As contemplated pursuant to the Exchange Agreement, Lender made loans (the “Loans”) to Borrower pursuant to the Secured Credit Agreement dated as of August 27, 2021, as amended by the First Amendment to Secured Credit Agreement, dated as of October 18, 2021, the Second Amendment to Secured Credit Agreement, dated as of October 27, 2021, the Third Amendment to Secured Credit Agreement, dated as of December 1, 2021, the Fourth Amendment to Secured Credit Agreement dated as of December 17, 2021, the Fifth Amendment to Secured Credit Agreement, dated as of December 22, 2021, and the Sixth Amendment to Secured Credit Agreement, dated as of December 28, 2021, and the Forbearance Agreement and Seventh Amendment to Secured Credit Agreement, dated as of February 13, 2022 (as may be further amended or otherwise modified from time to time, the “Credit Agreement”).

B. The Loans are secured by the collateral described in the following documents (the “Security Documents”):

1.	Security Agreement, dated as of August 27, 2021, executed by HK Opco in favor of Lender and governed by Delaware law;

2.	Floating Charge, dated as of August 27, 2021, executed by HK Opco in favor of Lender and governed by the laws of Hong Kong;

3.	Security Agreement, dated as of August 27, 2021, executed by BVI Opco in favor of Lender and governed by Delaware law; and

4.	Security Agreement, dated as of August 27, 2021, executed by BVI Opco in favor of Lender and governed by the laws of the British Virgin Islands.

C. The Maturity Date of the Loan (being January 31, 2022) was determined by reference to the expected date of initial closing under the Share Exchange Agreement. As a result of failing to close the Initial Closing under the Share Exchange Agreement, Borrower failed to repay all of the Loans (including all principal, interest, fees and expenses thereon) on the Maturity Date (the “Existing Event”) as required by Section 2.03 of the Credit Agreement. As a result, from and after February 1, 2022, interest has accrued and continues to accrue at the Default Rate (i.e. 13.00% per annum) until all Loans and other Obligations are repaid in full. As a result of the above, Lender agreed to forbear from enforcing its other rights and remedies in response to the occurrence of the Existing Event on the terms and conditions set forth in the Forbearance Agreement and Seventh Amendment to Secured Credit Agreement, dated as of February 14, 2022 (the “February Forbearance Agreement”).

D. The Forbearance Period terminated as a result of the occurrence of certain Forbearance Defaults resulting from Borrower’s failure to pay the February 28, 2022 and March 5, 2022 payments as required pursuant to the February Forbearance Agreement.

E. Accordingly, the Parties have agreed to enter into this Agreement pursuant to which Lender agrees to forbear from exercising its rights and remedies in respect of the Existing Event. Loan Parties have further requested that Lender consent to HK Opco’s factoring of certain invoices and the consequential sale or exchange of certain accounts receivable. Lender is under no obligation to do so, it is willing to forbear from exercising its default rights against Loan Parties for the period set forth herein and has agreed to consent to such factoring and related matters on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement. This Agreement shall constitute a “Loan Document” under and as defined in the Loan Agreement.

2. Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by Lender in agreeing to the terms of this Agreement.

3. Forbearance. Lender shall forbear from exercising its rights and remedies against Loan Parties in response to the Existing Event until the earlier of: (i) March 31, 2023; or (ii) the date of the occurrence of any Forbearance Default (defined below), or any condition, act or event which with the giving of notice or the passage of time or both would constitute a Forbearance Default (the period from the Agreement Date to the earlier to occur of the foregoing clauses (i) and (ii) being referred to in this Agreement as the “Forbearance Period”).

4. Intentionally Omitted.

5. Consent to Factoring. Lender consents to (a) the sale by HK Opco of accounts receivable owing by Salud and Insabi, ISSSTE, IMSS,  Sedena and Nadro and other any customers notified by HK Opco to Lender from time to time pursuant to a factoring financing of invoices issued by HK Opco and (b) the entering into of such agreements by HK Opco or any Affiliate in relation to such factoring arrangements, provided, however, that in each instance,  (i) HK Opco timely provides Lender written notice of such factoring arrangements, and (ii) the foregoing consent shall be automatically revoked and of no further force and effect upon the termination of the Forbearance Period (including, without limitation, as a result of the failure to make timely payments pursuant the Revenue Sharing Agreement).

6. Amendments to Credit Agreement. The Credit Agreement is amended and modified in the following respects:

a.	Defined Terms. The following defined terms set forth in Section 1.01 of the Credit Agreement are hereby added or amended and restated in their entirety, as appropriate, to read as follows:

“Revenue Sharing Agreement” means the Revenue Sharing Agreement, dated as of March 31, 2022, between Loan Parties and Lender.

“Material Contracts” means (a) any contract, the loss of which, could reasonably be expected to result in the occurrence of a Material Adverse Effect, and (b) the Material Fuji Licenses.

“Guarantor” means CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED and CELLVERA DEVELOPMENT LLC, a Delaware limited liability company f/k/a AiPharma Development LLC.

7. Payments. As a condition of the forbearance provided for herein, the Borrower covenants and agrees to make the following payments during the Forbearance Period (such payments shall be in lieu of the payments required to be made pursuant to Section 6 of the February Forbearance Agreement)

a.	Until all Obligations have been fully repaid, 100% any payments made by any Loan Party, under the Revenue Sharing Agreement shall be immediately applied to the Obligations.

b.	Immediately upon receipt by a Loan Party or any of its Subsidiaries of the Net Proceeds of a Disposition (other than a Disposition permitted by Section 6.04 of the Credit Agreement and Section 5 of this Agreement), the Borrower shall pay the Obligations in an amount equal to 70% of such Net Proceeds.

c.	Immediately upon receipt by a Loan Party or any of their respective Affiliates (including, without limitation any direct or indirect Subsidiaries but excluding G Response Aid FZCO) of any Net Proceeds with respect to the issuance of any Indebtedness excluding any factoring transaction approved pursuant to Section 5 of this Agreement), the recipient of such Net Proceeds shall pay the Obligations in an amount equal to 70% of such Net Proceeds.

d.	Immediately upon receipt by a Loan Party or any of their respective Affiliates (including, without limitation any direct or indirect Subsidiaries but excluding G Response Aid FZCO) of Net Proceeds with respect to any issuance of Equity Interests, the recipient of such Net Proceeds shall pay the Obligations in an amount equal to 70% of such Net Proceeds.

e.	Immediately upon receipt by a Loan Party or any of its direct or indirect Subsidiaries (excluding G Response Aid FZCO) of Net Proceeds from casualty or property insurance or condemnation, the Borrower shall pay the Obligations in an amount equal to 70% of such Net Proceeds.

8. Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied in a manner acceptable to Lender in the exercise of Lender’s sole judgment (except as waived by Lender in writing) (the date such conditions are satisfied or waived is referred to herein as the “Effective Date”):

(a) Lender shall have received each of the following documents in form and substance satisfactory to Lender on or before March 31, 2022:

(1) This Agreement;

(2) The Amended and Restated Security Agreement by HK Opco governed by Delaware law;

(3) The Security Agreement by DE Topco governed by Delaware law;

(4) The Security Agreement by BVI Holdco governed by Delaware law;

(5) The Security Agreement by Cellvera Development LLC governed by Delaware law;

(6) The Revenue Sharing Agreement; and

(b) Lender shall have received the Debenture of HK Opco governed by the laws of Hong Kong in form and substance satisfactory to Lender on or before April 7, 2022.

(c) Loan Parties shall have satisfied all of the conditions precedent (unless waived in writing by Lender) on or before November 30, 2022.

9. Intentionally Omitted.

10. Cooperation. Each Loan Party will cooperate with Lender and Lender’s auditors in connection with the monitoring and administration of the Loans. Without limiting the foregoing, Loan Parties authorize Lender and Lender’s auditors to verify Loan Parties’ bank statements with each of Loan Parties’ banks and accounts receivable with each of Loan Parties’ account debtors.

11. Reaffirmation of Indebtedness. Each Loan Party reaffirms all of its respective obligations under the Loan Documents to which it is a party, and each Loan Party acknowledges that it does not have any claims, offsets or defenses with respect to any such Loan Documents. Without limiting the foregoing, each Loan Party (a) reaffirms Lender’s rights, following the occurrence of any Forbearance Default, to apply any and all payments made by such Loan Party or otherwise received by Lender with respect to each the applicable Loan to such obligations owing by such Loan Party under the Loan Documents in such order and manner deemed appropriate by Lender in its sole discretion, and (b) expressly waives all of its rights under applicable law or otherwise to direct Lender as to such application or to designate the portion of the obligations to be satisfied.

12. Applicable Default Rate. Loan Parties acknowledge and agree that as a result of the occurrence of the Existing Event interest on the Loans has accrued at the Default Rate of 13.00% per annum from and after February 1, 2022.

13. Third Party Consents. It is anticipated that Borrower will obtain certain consents from third parties with respect to the Loan Documents. To the extent that such consents are obtained, the parties shall deem such consents to have been delivered on the Closing Date.

14. Reservation of Rights. Except with respect to the Existing Event, Lender is not committed to and has not agreed to forbear from exercising any rights or remedies. The Parties hereto have not established any course of conduct by past action or inaction or by the execution of this Agreement, the other Loan Documents or otherwise. Nothing in this Agreement or the other Loan Documents, nor any past action or inaction of Lender shall constitute, or has constituted, a waiver of the Existing Event, any other Default or Event of Default or of any of Lender’s rights and remedies under the Loan Documents or at law or in equity. To the contrary, Lender expressly reserves, and Loan Parties acknowledge and agree that at all times Lender has expressly reserved, all of its rights and remedies in respect of the Existing Event and any other Default or Event of Default. Notwithstanding any previous practice to the contrary and for the avoidance of doubt, each Loan Party acknowledges and agrees that all Obligations shall be due and payable upon the expiration (due to the passage of time) or termination (due to the occurrence of a Forbearance Default) of the Forbearance Period (the date whichever occurs first being referred to in this Agreement as the “Forbearance Termination Date”) and that Lender shall be entitled to exercise its rights and remedies immediately upon the failure of Borrower to pay any amounts as and when due hereunder. If and to the extent that Lender forbears from taking action after the Forbearance Termination Date, Lender will be doing so on a voluntary day-to-day basis in its sole and absolute discretion.

15. General Release. As further inducement to Lender to enter into this Agreement, Loan Parties hereby release Lender as follows:

(a) Loan Parties and their heirs, successors and assigns and its heirs, successors and assigns (collectively, the “Releasing Parties”) do hereby release, acquit and forever discharge Lender and any other present or future holder of a legal or equitable interest in the Loan, and their respective parents, affiliates, subsidiaries, successors in interest, transferees, assigns, officers, directors, employees, managers, attorneys, accountants, agents, and servants, and each of them, in all capacities, including individually (collectively “Lender Parties”) of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description, or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way, have, prior to the Effective Date whether or not they are connected with or related to the Loan Documents, the Combination LOI or otherwise (collectively, the “Released Claims”).

(b) The agreement of the Releasing Parties, as set forth in the preceding subparagraph (a) shall inure to the benefit of the successors, assigns, insurers, administrators, agents, employees, and representatives of Lender.

(c) Each Releasing Party acknowledges and agrees that the Released Claims include, among other things, any claims for fraud, promissory fraud, or any other claim arising from any oral or written promises, representations, assurances, agreements, statements or advice (including without limitation any such promises or other statements that are inconsistent with any of the provisions of this Agreement or any of the other Loan Documents) made or given or allegedly made or given by any officer, employee, agent, attorney or other representative of any Released Party that are or were false or allegedly false or that were made or allegedly made without intent to perform the same.

(d) The Releasing Parties have read the foregoing release, fully understand the legal consequences thereof and have had the opportunity to obtain the advice of counsel with respect thereto. The Releasing Parties further warrant and represent that they are authorized to make the foregoing release.

(e) Each Releasing Party acknowledges that the foregoing release shall extend to Released Claims which the Releasing Party does not know or suspect to exist in Releasing Party’s favor at the time of executing this Agreement, regardless of whether such Released Claims, if known by such Releasing Party, would have materially affected such Releasing Party’s decision to enter into this Agreement.

(f) Each Releasing Party warrants and represents that he or it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Claims released hereby and that he or it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person or entity any such claim or any portion thereof. If any Releasing Party shall have assigned or transferred, or purported to assign or transfer, any Released Claim released by this release, then such Releasing Party shall indemnify the Lender Parties and hold the Lender Parties harmless from and against any loss, cost, claim or expense including but not limited to all costs related to the defense of any action, including reasonable attorneys’ fees, based upon, arising out of, or incurred as a result of any such assigned or transferred Released Claim.

(g) This release is not to be construed and does not constitute an admission of liability on the part of Lender. This release shall constitute an absolute bar to any Released Claim of any kind, whether such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable. The Releasing Parties specifically agree that any attempt to assert a claim barred hereby shall subject each of them to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

16. Remedies. Upon the occurrence of a Forbearance Default or the expiration of the Forbearance Period, Lender shall be entitled to exercise all rights and remedies, including, without limitation, all rights of a secured creditor available to it under applicable law and equity. Without limiting the foregoing, Lender shall be entitled to seek the immediate, ex parte, appointment of a receiver for Borrower or any other Collateral to which any Loan Party has granted any interest and each Loan Party hereby stipulates and agrees to stipulate. All such rights and remedies shall be cumulative. No failure or delay on the part of Lender in exercising any power, right or remedy under any of the Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude any further exercise thereof or the exercise of any other power, right or remedy.

17. Forbearance Defaults. Upon the occurrence of any of the following (each a “Forbearance Default”), at Lender’s option, the Forbearance Period shall immediately terminate without demand, presentment or notice, all of which requirements Loan Parties hereby waive, at which time the Forbearance Termination Date shall have occurred:

a)	Violation of any of any of its respective covenants, agreements or other obligations set forth in this Agreement (including, without limitation, the requirement to make timely payments in accordance with Section 7);

b)	Any default under the Revenue Sharing Agreement; or

c)	The occurrence of any Default or Event of Default other than the Existing Event.

18. Loan Parties’ Representations and Warranties. Each Loan Party represents, warrants, and covenants to Lender as follows:

a)	Other than the Existing Event, Loan Parties are not aware of the existence of any Default or Event of Default.

b)	HK Opco is the sole legal and beneficial owner of the Material Fuji Licenses and no other Person has any right or interest of any kind or nature in or to the Material Fuji Licenses, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Material Fuji Licenses or any portion thereof outside of the ordinary course of business.

c)	Each Person executing and delivering this Agreement to Lender on behalf of a trust, company, corporation or limited liability company, which is a Loan Party, has all necessary authority to enter into this Agreement on behalf of such Loan Party.

d)	All representations and warranties made and given by each Loan Party in the Loan Documents are true, accurate and correct in all material respects or will be true and correct after giving effect to Section 13.

19. Enforceability of Indebtedness and Loan Documents. Each Loan Party acknowledges and agrees that:

a.	The outstanding principal balance and accrued interest in respect of the Loan is at least $$15,156,819 as of March 31, 2022;

b.	Borrower granted the Lender valid and first priority security interests and liens upon the collateral described in the Collateral Documents;

c.	Each of the Loan Documents is in full force and effect, and is enforceable against each Loan Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity); and

d.	No Loan Party has any defenses, offsets, recoupments or counterclaims to (i) its obligation to pay all amounts from time to time owing under the Loan Documents to which it is a party, and to perform all obligations required to be performed under the Loan Documents to which it is a party, (ii) enforcement of Lender’s rights in and to the Property, or (iii) enforcement of any other of Lender’s rights or remedies under the Loan Documents or applicable law.

20. Miscellaneous Provisions.

a)	Effect of Agreement. Except as specifically set forth in this Agreement, all of the representations, warranties, terms and conditions of the Loan Documents remain unaltered and in full force and effect in accordance with their respective terms. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, this Agreement shall govern. Each Loan Party acknowledges that it has consulted with counsel and such other experts and advisors as it deems necessary in connection with the negotiation, execution and delivery of this Agreement, or has had an opportunity to so consult and has knowingly chosen not to do so. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person shall be entitled to claim any right or benefit hereunder, except the Released Parties. Nothing herein shall constitute a novation of any Loan Document.

b)	Fees and Expenses. Loan Parties shall reimburse Lender for all reasonable attorneys’ fees and disbursements, receiver’s fees and expenses, expended or incurred by Lender in connection with: (a) the enforcement of the Loan Documents including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lenders’ rights, remedies and obligations under the Loan Documents; (b) any arbitration, mediation, judicial reference proceeding, or other legal action related to any Loan Documents, (c) collecting any sum which becomes due to Lender under any Loan Document; (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal; or (e) the protection, preservation or enforcement of any rights of Lender. This includes, subject to any limits under applicable law, Lenders’ attorneys’ fees and legal expenses, whether or not there is a lawsuit, including attorneys’ fees for bankruptcy or other insolvency proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.

c)	Further Assurances. Each Loan Party shall execute such additional documents and take such additional actions as Lender may reasonably request to carry out the purpose and intent of this Agreement and the Loan Documents.

d)	Time is of the Essence. Time is of the essence in the performance of this Agreement.

e)	Credit Agreement Provisions. Article VIII of the Credit Agreement is hereby incorporated herein by this reference mutatis mutandis. Without limiting the foregoing, Grantor agrees that this Agreement shall be interpreted in accordance with Delaware law and that any dispute will be determined by and arbitral tribunal in accordance with Section 8.09(c) of the Credit Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Lender and each Loan Party have executed this Agreement as of the date(s) set forth below.

ADITXT, INC., a Delaware corporation

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	CEO

CELLVERA GLOBAL HOLDINGS LLC, a Delaware limited liability company f/k/a AIPHARMA GLOBAL HOLDINGS LLC

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA HOLDINGS LTD, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA HOLDINGS LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA ASIA LIMITED, a company formed under the laws of Hong Kong f/k/a AIPHARMA ASIA LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

CELLVERA LIMITED, a company formed under the laws of the British Virgin Islands f/k/a AIPHARMA LIMITED

By:	/s/ Alessandro Gadotti
Name:	Alessandro Gadotti
Title:	Legal Representative

[Forbearance Agreement and Eighth Amendment – March 2022]